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                                                                   EXHIBIT 23.1

               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We have issued our report dated February 25, 2000 (except for Notes 1 and 13, as to which the date is July 5, 2000) accompanying the consolidated financial statements of Xybernaut Corporation appearing in the Corporation's Annual Report on Forms 10-KSB (dated March 17, 2000), 10-KSB/A (dated April 21, 2000) and 10-KSB/A (dated on or about July 7, 2000) for the year ended December 31, 1999 which are incorporated by reference in this Registration Statement on Form S-3 to be filed on or about July 7, 2000. We consent to the use of the aforementioned report and to the use our name as it appears under the caption "Experts."

Grant Thornton LLP

Vienna, Virginia
July 5, 2000

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